Exhibit 99.0

For Immediate Release	Contact: Gabrielle Shanin
August 3, 2005	(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2005 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $754 million ($1.48 per Common share) for the second quarter of 2005, compared to $519 million ($1.02 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $570 million ($1.13 per Common share) for the second quarter of 2005, compared to $501 million (98 cents per Common share) for the second quarter of 2004, a 15 percent increase per Common share.

For the first half of 2005, net income for the Financial Services Businesses amounted to $1.520 billion ($2.96 per Common share) compared to $809 million ($1.59 per Common share) for the first half of 2004. First half 2005 after-tax adjusted operating income for the Financial Services Businesses amounted to $1.171 billion ($2.30 per Common share) compared to $880 million ($1.72 per Common share) for the first half of 2004.

“This quarter’s results reinforce our confidence that we are on track to achieve our goals. Each division is contributing to our improving performance. Within the Investment Division, integration of operations we acquired from CIGNA last year is progressing well. In addition, our Asset Management segment is benefiting from a strong commercial real estate market, which has bolstered income from performance-based fees as well as proprietary investing. The Insurance Division’s protection businesses are performing well, and recent actions we’ve taken have reduced the cost structure in Individual Life. We’ve also invested in the growth potential of our annuity business by expanding our product offerings and distribution platforms. These efforts are enjoying encouraging initial success. Finally, our international businesses again produced strong results this quarter, reflecting continuing business growth, enhanced investment results, and a contribution from our acquisition of Aoba Life late last year,” said Chairman and CEO Arthur F. Ryan.

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“Considering our results for the first half of the year, including the effect of items that may be non-recurring, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $4.50 to $4.60 for the year 2005, based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes appreciation in the S&P 500 Index of 2 percent per quarter for the balance of the year,” Ryan said. The 2005 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements” below.

Adjusted operating income excludes “Realized investment gains (losses), net” (other than those associated with terminating hedges of foreign currency earnings and current period yield adjustments) and related charges and adjustments, and results from divested businesses. In addition, recorded changes in asset values that will ultimately inure to contractholders are excluded from adjusted operating income. Similarly, recorded changes in contractholder liabilities resulting from changes in related asset values are also excluded from adjusted operating income. Adjusted operating income also excludes discontinued operations and a charge in the first quarter of 2004 for the cumulative effect of an accounting change, which are presented as separate components of net income under generally accepted accounting principles (GAAP).

The company acquired the retirement business of CIGNA Corporation on April 1, 2004. Results of the Financial Services Businesses include the results of this business from the date of acquisition. Adjusted operating income of the Financial Services Businesses for the second quarter of 2005 includes after-tax transition costs of 2 cents per Common share related to the retirement business acquisition and the combination of the company’s retail securities brokerage operations with Wachovia in 2003. Results of the Financial Services Businesses for the second quarter of 2005 benefited from the acquisition, on November 1, 2004, of Aoba Life, a Japanese life insurance company.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $266 million for the second quarter of 2005, an increase of $28 million from $238 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $220 million for the current quarter, compared to $192 million in the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $119 million in the current quarter, a $21 million increase from the year-ago quarter. Current quarter results benefited from lower expenses, reflecting earlier actions to reduce staffing and occupancy costs; from increased fees; and from increased investment income, net of interest credited and interest expense. The segment’s individual annuity business reported adjusted operating income of $101 million in the current quarter, compared to $94 million in the year-ago quarter. Current quarter adjusted operating income included $6 million from refinements to our reserve for guaranteed minimum income benefits. The benefit from higher asset-based fees and increased net interest spread on general account annuities in comparison to a year ago was essentially offset by higher expenses, reflecting distribution costs charged to expense associated with increased variable annuity sales and our expansion of third party distribution channels. Our Group Insurance segment reported adjusted operating income of $46 million in the current quarter, unchanged from a year ago.

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The Investment division reported adjusted operating income of $150 million in the second quarter of 2005, an increase of $78 million from $72 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $142 million for the current quarter, compared to $92 million in the year-ago quarter. Current quarter segment results include a $52 million contribution from the retirement business acquired from CIGNA, an increase of $16 million from the year-ago quarter, reflecting greater net interest spread on general account business. The segment’s original retirement business reported adjusted operating income of $90 million for the current quarter, an increase of $34 million from the year-ago quarter. Current quarter results benefited from mortgage prepayment income of $19 million as well as reserve releases from refinements and updates of client census data amounting to $16 million. The Asset Management segment reported adjusted operating income of $105 million for the current quarter, an increase of $45 million from the year-ago quarter. Current quarter results included income of $23 million from a single sale in the principal investing business, while results for the year-ago quarter included expenses of $7 million to exit an operating facility. In addition, current quarter results benefited from increased incentive and transaction fees primarily related to management of real estate, and greater fees from administration of managed accounts, which together more than offset lower income from the segment’s commercial mortgage operations. Our Financial Advisory segment, which reflects the combination of our retail securities brokerage business with Wachovia Securities, LLC on July 1, 2003, reported a loss, on an adjusted operating income basis, of $97 million for the current quarter. Our 38% share of the venture’s results, before transition costs, resulted in adjusted operating income of $47 million for the current quarter. However, current quarter results also include expenses of $136 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, including an accrual for estimated settlement costs related to market timing issues under discussion with state and federal authorities. In addition, current quarter results include $9 million of transition costs. In the year-ago quarter, the Financial Advisory segment reported a loss, on an adjusted operating income basis, of $80 million.

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The International Insurance and Investments division reported adjusted operating income of $347 million for the second quarter of 2005, an increase of $78 million from $269 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $327 million for the current quarter, compared to $244 million for the year-ago quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life increased $54 million to $183 million in the current quarter, reflecting continued business growth in our Life Planner operations and a contribution to current quarter results from the business of Aoba Life, which was acquired by the company on November 1, 2004 and integrated with our existing Japanese insurance operations during the first quarter. Adjusted operating income also benefited from a more favorable level of policy benefits and expenses in the current quarter, improved investment results, and a favorable impact of $5 million, versus the year-ago quarter, from currency exchange rates. The segment’s Gibraltar Life operations reported adjusted operating income of $144 million for the current quarter, an increase of $29 million from the year-ago quarter. Current quarter results benefited $9 million from refinements in reserves for a block of business, while results for the year-ago quarter benefited $9 million from extinguishment of liabilities established in connection with Gibraltar Life’s restructuring in April 2001. The $29 million increase in adjusted operating income reflected increased investment income margins and a more favorable level of policy benefits and expenses, together with a favorable impact of $7 million from foreign currency exchange rates, versus the year-ago quarter. The International Investments segment reported adjusted operating income of $20 million for the current quarter, compared to $25 million in the year-ago quarter.

Corporate and Other operations resulted in adjusted operating income of $60 million in the second quarter of 2005, compared to $64 million in the year-ago quarter. The company’s real estate and relocation services business contributed $31 million to current quarter results, unchanged from the year-ago quarter.

Assets under management amounted to $511 billion at June 30, 2005, compared to $474 billion a year earlier and $500 billion at December 31, 2004.

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Net income of the Financial Services Businesses for the second quarter of 2005 amounted to $754 million, compared to $519 million in the year-ago quarter. Current quarter net income includes $249 million of net realized investment gains and related charges and adjustments, before income taxes. The net realized investment gains reflected fluctuations in value of hedging instruments covering our foreign currency risks and investments. Net income for the second quarter also reflects pre-tax increases of $193 million in recorded asset values and $148 million in recorded liabilities pertaining to contracts, primarily in connection with the retirement business we acquired from CIGNA, for which such changes in value will ultimately inure to contractholders. These changes primarily represent interest-rate related mark-to-market adjustments. Net income for the current quarter also includes a loss from discontinued operations of $44 million (net of related taxes), primarily related to our discontinued Dryden Wealth Management business.

Net realized investment gains in the current quarter include $8 million of losses from impairments and sales of credit-impaired securities. At June 30, 2005, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $334 million, including $288 million on investment-grade securities, which are substantially all interest rate related. Gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $529 million at year-end 2004.

Net income of the Financial Services Businesses for the year-ago quarter included $143 million of net realized investment gains and related charges and adjustments, before income taxes. Net income for the year-ago quarter also reflected declines of $322 million in recorded asset values and $183 million in recorded liabilities for which changes in value will ultimately inure to contractholders. Net income for the year-ago quarter also included a $20 million extraordinary gain related to an acquisition and an $11 million loss from discontinued operations, in each case net of related taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

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The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported second quarter 2005 net income of $129 million, compared to $30 million for the year-ago quarter.

The Closed Block Business reported income from operations before income taxes of $198 million for the second quarter of 2005 and $45 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $210 million in the current quarter and $60 million in the year-ago quarter.

For the first half of 2005, the Closed Block Business reported net income of $292 million, compared to $141 million for the first half of 2004.

The Closed Block Business reported income from operations before income taxes of $443 million for the first half of 2005 and $217 million for the first half of 2004.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $883 million for the second quarter of 2005 and $549 million for the year-ago quarter, and reported net income of $1.812 billion for the first half of 2005 and $950 million for the first half of 2004.

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Share Repurchases and Issuance

During the second quarter of 2005, the company acquired 7.8 million shares of its Common Stock, at a total cost of $476 million. From the commencement of share repurchases in May 2002, through June 30, 2005, the company has acquired 101.9 million shares of its Common Stock at a total cost of $4.142 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance of financial markets and interest rate fluctuations; (2) domestic or international military or terrorist activities or conflicts; (3) volatility in the securities markets; (4) fluctuations in foreign currency exchange rates and foreign securities markets; (5) regulatory or legislative changes, including changes in tax law; (6) changes in statutory or U.S. GAAP accounting principles, practices or policies; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates, or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) reestimates of our

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reserves for future policy benefits and claims; (9) changes in our assumptions related to deferred policy acquisition costs; (10) events resulting in catastrophic loss of life; (11) investment losses and defaults; (12) changes in our claims-paying or credit ratings; (13) competition in our product lines and for personnel; (14) economic, political, currency and other risks relating to our international operations; (15) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; (16) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business; (17) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities; and (18) the effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

As indicated above, our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with GAAP, excludes Realized investment gains (losses), net (other than those associated with terminating hedges of foreign currency earnings and current period yield adjustments). A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately inure to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately inure to contractholders, we cannot provide a measure of

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our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2004, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 4, 2005, at 11 a.m. ET, to discuss with the investment community the company’s second quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 18. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4479 (domestic callers) or (651) 291-5254 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on August 4, through August 11, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 765308.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Financial Services Businesses Income Statement Data:

Adjusted Operating Income (1):

Revenues:
Premiums	$2,598	$2,210	$5,127	$4,401
Policy charges and fee income	629	600	1,255	1,167
Net investment income	1,515	1,330	3,014	2,574
Commissions, investment management fees, and other income	982	917	1,959	1,593

Total revenues	5,724	5,057	11,355	9,735

Benefits and expenses:
Insurance and annuity benefits	2,544	2,243	5,103	4,532
Interest credited to policyholders’ account balances	623	582	1,226	1,009
Interest expense	134	57	245	110
Other expenses	1,600	1,532	3,072	2,891

Total benefits and expenses	4,901	4,414	9,646	8,542

Adjusted operating income before income taxes	823	643	1,709	1,193
Income taxes, applicable to adjusted operating income	253	142	538	313

Financial Services Businesses after-tax adjusted operating income (1)	570	501	1,171	880

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	249	143	485	144
Investment gains (losses) on trading account assets supporting insurance liabilities, net	193	(322)	63	(272)
Change in experience-rated contractholder liabilities due to asset value changes	(148)	183	(62)	133
Divested businesses	1	(3)	(4)	(19)

Total items excluded from adjusted operating income before income taxes	295	1	482	(14)
Income taxes, applicable to items excluded from adjusted operating income	67	(8)	88	(20)

Total items excluded from adjusted operating income, after income taxes	228	9	394	6

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	798	510	1,565	886
Loss from discontinued operations, net of taxes	(44)	(11)	(45)	(18)
Extraordinary gain on acquisition, net of taxes	—	20	—	20
Cumulative effect of accounting change, net of taxes	—	—	—	(79)

Net income of Financial Services Businesses	$754	$519	$1,520	$809

Direct equity adjustment for earnings per share calculation (2)	22	23	44	42

Earnings available to holders of Common Stock after direct equity adjustment:

Based on net income	$776	$542	$1,564	$851

Based on after-tax adjusted operating income	$592	$524	$1,215	$922

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.13	$0.98	$2.30	$1.72
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	0.47	0.27	0.92	0.27
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.37	(0.60)	0.12	(0.51)
Change in experience-rated contractholder liabilities due to asset value changes	(0.28)	0.34	(0.12)	0.25
Divested businesses	—	(0.01)	(0.01)	(0.04)

Total items excluded from adjusted operating income, before income taxes	0.56	—	0.91	(0.03)
Income taxes, applicable to items excluded from adjusted operating income	0.13	(0.02)	0.17	(0.04)

Total items excluded from adjusted operating income, after income taxes	0.43	0.02	0.74	0.01

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	1.56	1.00	3.04	1.73
Loss from discontinued operations, net of taxes	(0.08)	(0.02)	(0.08)	(0.03)
Extraordinary gain on acquisition, net of taxes	—	0.04	—	0.04
Cumulative effect of accounting change, net of taxes	—	—	—	(0.15)

Net income of Financial Services Businesses	$1.48	$1.02	$2.96	$1.59

Weighted average number of outstanding Common shares (diluted basis)	525.2	532.2	527.6	536.0

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$22,375	$19,619
Per share of Common Stock - diluted	42.82	37.11
Attributed equity excluding unrealized gains and losses on investments	$20,311	$18,695
Per share of Common Stock - diluted	38.87	35.36
Number of diluted shares at end of period	522.5	528.7

Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$220	$192	$437	$377
Group Insurance	46	46	84	72

Total Insurance Division	266	238	521	449

Asset Management	105	60	239	118
Financial Advisory	(97)	(80)	(82)	(94)
Retirement	142	92	297	144

Total Investment Division	150	72	454	168

International Insurance	327	244	612	459
International Investments	20	25	46	31

Total International Insurance and Investments Division	347	269	658	490

Corporate and other operations	60	64	76	86

Financial Services Businesses adjusted operating income before income taxes	823	643	1,709	1,193

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	249	143	485	144
Investment gains (losses) on trading account assets supporting insurance liabilities, net	193	(322)	63	(272)
Change in experience-rated contractholder liabilities due to asset value changes	(148)	183	(62)	133
Divested businesses	1	(3)	(4)	(19)

Total items excluded from adjusted operating income before income taxes	295	1	482	(14)

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change - Financial Services Businesses	$1,118	$644	$2,191	$1,179

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$18	$27	$37	$53
Universal life	53	39	104	71
Term life	30	28	59	60

Total excluding corporate-owned life insurance	101	94	200	184
Corporate-owned life insurance	1	1	2	7

Total	$102	$95	$202	$191

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,022	$1,732	$3,507	$3,547

Net sales	$499	$418	$540	$830

Total account value at end of period	$51,466	$48,649

Group Insurance New Annualized Premiums (4):
Group life	$30	$34	$304	$161
Group disability	46	15	122	105

Total	$76	$49	$426	$266

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$65.7	$74.4
Institutional customers	125.3	106.3
General account	157.6	147.6

Total Investment Management and Advisory Services	$348.6	$328.3

Mutual Funds and Wrap-Fee Products:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$6,911	$2,694	$13,457	$5,721

Net sales (redemptions), other than money market	$2,594	$(441)	$4,711	$(133)

Assets at end of period:
Mutual funds, excluding money markets	$26,610	$26,463
Money markets	3,836	13,311
Wrap-fee products	46,621	27,728

Total	$77,067	$67,502

Retirement Segment Sales:
Defined Contribution:
Gross sales	$2,180	$2,239	$5,376	$3,363

Net sales (withdrawals)	$(54)	$(281)	$413	$(692)

Guaranteed Products:
Gross sales	$1,820	$1,704	$3,753	$2,205

Net withdrawals	$(103)	$(617)	$(73)	$(958)

International Insurance and Investments Division:

International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$343	$224	$651	$464

Constant exchange rate basis	$333	$227	$630	$467

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Closed Block Business Data:

Income Statement Data:
Revenues	$2,117	$1,990	$4,098	$3,978
Benefits and expenses	1,919	1,945	3,655	3,761

Income from operations before income taxes	198	45	443	217
Income taxes	69	15	151	76

Closed Block Business net income	$129	$30	$292	$141

Direct equity adjustment for earnings per share calculation (2)	(22)	(23)	(44)	(42)

Earnings available to holders of Class B Stock after direct equity adjustment	$107	$7	$248	$99

Net income per share of Class B Stock	$53.50	$3.50	$124.00	$49.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,199	$1,008
Per Share of Class B Stock	599.50	504.00
Attributed equity excluding unrealized gains and losses on investments	$1,011	$375
Per Share of Class B Stock	505.50	187.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:
Revenues	$8,361	$6,882	$16,110	$13,598
Benefits and expenses	7,045	6,193	13,476	12,202

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	1,316	689	2,634	1,396
Income tax expense	389	149	777	369

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change	927	540	1,857	1,027
Loss from discontinued operations, net of taxes	(44)	(11)	(45)	(18)
Extraordinary gain on acquisition, net of taxes	—	20	—	20
Cumulative effect of accounting change, net of taxes	—	—	—	(79)

Consolidated net income	$883	$549	$1,812	$950

Net income:
Financial Services Businesses	$754	$519	$1,520	$809
Closed Block Business	129	30	292	141

Consolidated net income	$883	$549	$1,812	$950

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$409.5	$374.8
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$348.6	$328.3
Non-proprietary assets under management	46.5	43.6

Total managed by Investment Division	395.1	371.9
Managed by International Insurance and Investments Division	74.1	67.0
Managed by Insurance Division	41.8	35.3

Total assets under management	511.0	474.2
Client assets under administration	90.0	64.6

Total assets under management and administration	$601.0	$538.8

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure that excludes Realized investment gains (losses), net (other than those associated with terminating hedges of foreign currency earnings and current period yield adjustments), and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; extraordinary gain on acquisition; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; cumulative effect of accounting change; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well.

Adjusted operating income does not equate to "Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change" as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income should not be viewed as a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company's methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2004.